EXHIBIT 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0560
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

October 9, 2025

C3is Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re: C3is Inc. – Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to C3is Inc., a Republic of the Marshall Islands (the “RMI”), corporation (the “Company”), in connection with (i) the Company’s registered direct offering and sale (the “Offering”), of 800,000 shares of its common stock, par value $0.01 per share (the “Shares”), (ii) the Securities Purchase Agreement, dated October 8, 2025 (the “Purchase Agreement”), between the Company and the Purchaser parties thereto, (iii) the Company’s registration statement on Form F-3 (File No. 333- 285135) (the “Registration Statement”), filed pursuant to the U.S. Securities Act of 1933, as amended (the “Act”), (iv) a prospectus included therein (the “Base Prospectus”), and (v) a prospectus supplement thereto dated October 8, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

As such counsel we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement and the Prospectus;

(b)	the Articles of Incorporation of the Company (as amended to date, the “Articles”); and

(c)

such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company we have deemed relevant and necessary as the basis for the opinions hereinafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to RMI law as of the date hereof.

Based on the foregoing and have regard to the legal considerations which we deem relevant we are of the opinion that:

(1)	The Shares have been duly authorized by the Company.

(2)	The Shares, when issued, sold and paid for in accordance with the terms of the Registration Statement and the Prospectus will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.